CONSULTING AGREEMENT

(the “Agreement”)

made on 28th day of May, 2013

BETWEEN:

Sanwire Corporation

(the “Company”)

A Nevada Corporation

- and -

Richard Bjorklund

(the "Consultant")

of

Tulsa, Oklahoma

- and -

Birching Group, LLC

A Corporation Substantially Controlled by the Consultant

("Birching")

of

Tulsa, Oklahoma

WHEREAS:

A. The Company is in the business of wireless solutions for the enterprise, and desires to appoint the Consultant to the position of President of Aero Networks, LLC, a wholly owned subsidiary of the Company (hereinafter referred to as the “Business Unit”), per the terms of this Agreement;

B. The Consultant has represented that he possesses the skill, and competence to satisfy the requirements of the Company and the Business Unit; and

C. Both parties agree to set forth their obligations hereunder and all particulars as related to their relationship.

1.	Definitions

1.1            “$” means United States dollars.

1.2            "Subsidiary or Subsidiaries" shall mean any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries including the Business Unit.

1.3            “Board” shall mean The Company’s Board of Directors.

1.4            “CEO” shall mean the appointed or elected Chief Executive Officer of Company.

1.5            “Services” means the services to be provided by the Consultant to the Business Unit, the Company and all its worldwide Subsidiaries as directed from time to time, and as specified in Article 4 of this Agreement.

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1.6            A termination for "Cause" shall mean (i) the willful and continued failure by the Consultant to substantially perform the Consultant's duties with the Business Unit or the Company (other than any such failure resulting from the Consultant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Consultant by the CEO, which demand specifically identifies the manner in which the CEO believes that the Consultant has not substantially performed the Consultant's duties (provided, however, that a failure to meet those performance criteria established by the Board for the award of the performance bonus shall not, by itself, constitute Cause hereunder); (ii) the Consultant's conviction for a felony involving the money or property of the Company or the Business Unit or any act that gives rise to an obligation on the part of Company to make disclosure under Item 401(f)(2) – (f)(6) of Regulation S-K of the securities laws promulgated by the United States Securities and Exchange Commission (the “SEC”); (iii) an arbitrator's or court's final and non-appealable determination that the Consultant breached the confidentiality clauses set forth in Article 6 hereof; (iv) the Consultant being permanently enjoined or restrained by a court of competent jurisdiction in connection with the confidentiality clauses set forth in Article 6 hereof; or (v) inability to perform because of medical difficulties.

1.7            “Confidential Information” shall include any information relating to the Company, the Business Unit, Subsidiary, clients, suppliers, and their terms of business, details of customers and their requirements, the price charged to and the terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (to the extent that these are not included in published audited accounts), details of employees and officers and of the remuneration and benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Consultant is told in confidence by customers, suppliers or other persons.

1.8            The "Non-compete Period” includes the period during the Consultant's service with the Company and for twelve (12) months after termination.

1.9            “Change of Control” will be deemed to have occurred if there is a merger or consolidation of the Company, or any sale, lease or exchange of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any) to any other entity or person, and (a) in the case of a merger or consolidation, the voting stockholders of the Company before the transaction hold less than fifty-one (51) percent of the voting common stock of the survivor of such merger or consolidation or its parent corporation, or (b) in the case of a sale, lease or exchange, the Company does not own at least fifty-one (51) percent of the voting common stock of the other entity. However, no “Change in Control” will be deemed to have occurred if Consultant is part of the purchasing group that consummates the Change in Control transaction.

2. Appointment

2.1.          The Company hereby agrees to engage the Consultant and the Consultant agrees to provide to the Company and the Business Unit the Services commencing upon the 1st day of June 2013 for a three (3) year term (the “Term”).

2.1.1.     Upon the expiration of the initial Term, this Agreement shall automatically renew in one (1) year periods unless either Consultant or the Company provides the other with written notice of intention not to renew at least thirty (30) days prior to the expiration of the then current Term.

2.1.2.     Notwithstanding the provisions of Section 2.1.1, if there is a Change of Control in the Company, Consultant shall continue his service during any transition period, if requested by the Company or the purchaser. Consultant compensation package shall be at least equal to the then current compensation. In the event of a purchase of the Company, one of the terms of such purchase agreement

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shall be a secured obligation on the part of the purchaser to continue Consultant’s complete compensation package, including bonuses and equity participation based on the previous year’s bonus and current year cash compensation (including all benefits) for the remaining period of this Agreement.

3. Attention To The Business Of The Company And The Business Unit

3.1 During the continuance of this Agreement the Consultant shall devote such time and attention to the business of the Company and the Business Unit as is required to fulfill the term of the engagement, and as more particularly required by the Company pursuant to Article 4 and Appendix 1 of this Agreement.

4. Services

4.1            The Consultant shall report to the CEO of the Company or to such other persons as the Company may designate in writing from time to time.

4.2            The Consultant shall serve as, and perform the duties as outlined in Appendix 1.

4.3            The Company may provide any direction given to the Consultant, in writing. More particularly, however, the Consultant shall devote such time as is required to fulfill his duties and responsibilities to the Company. The Consultant shall disclose any such directorships in Appendix 2 of this agreement and receive approval of the CEO of any subsequent directorships. Notwithstanding, the Consultant shall be permitted to serve on boards of other companies and to receive and retain remuneration in respect to such activities, it being expressly understood and agreed however that the Consultant’s continuing service on such boards, or association with other companies with which he is otherwise associated shall be deemed not to be in conflict with, nor interfere with his performance of his duties and responsibilities as outlined in Appendix 1 under this Agreement.

5. Billing and Compensation

5.1            Billing. Consultant or Birching (collectively the “Payee”) shall submit invoices for the Services performed at the end of each month. Invoices are payable within five (5) business days from invoice receipt.

5.2            Consulting Fee. The Business Unit agrees to pay the Payee a consulting fee (the “Consulting Fee”) as follows:

a)	$10,000 per month from June 1, 2013 to May 31, 2014;
b)	$12,000 per month from June 1, 2014 to May 31, 2015; and
c)	$15,000 per month from June 1, 2015 to May 31, 2016.

Payee agrees to take a reasonable percentage of the monthly Consulting Fee in cash whenever funds are available in the Business Unit and accrue the balance. Any accrued amount (the “Accrued Amount”) shall bear an interest rate of 1% per month.

5.3            Sign-up Bonus. As an inducement for signing this Agreement, the Company agrees to issue to a onetime sign-up bonus (the “Sign-up Bonus”) of One Hundred Thousand (100,000) common shares issued from the Company’s treasury in accordance with Rule 144 of the SEC.

5.4            Taxes and Reported Income. Payee acknowledges and agrees that Payee is obligated to report as income all consideration that Payee receives under this Agreement, and Payee acknowledges and agrees to pay all applicable taxes and employment deductions thereon. Payee further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company

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(a) to pay withholding taxes or similar items or (b) resulting from Payee being determined not to be a consultant.

5.5            Accrued Amount Payment in Cash. In the event the Company closes a round of financing, portion of the Accrued Amount due to Payee shall become payable. The cash amount shall be agreed upon by Payee and the Company’s compensation committee or Board.

5.6            Consulting Fee or Accrued Amount Converted to Common Shares. The Payee shall have the right, from time to time and at the sole election of the Payee, to convert all or any part of the Consulting Fee or outstanding Accrued Amount plus interest into fully paid shares of the Company’s common stock at the conversion price of $1.00 per common share, adjusted from time to time for any share capital reorganization of the Company. The shares of common stock issuable upon conversion shall bear an appropriate restrictive legend per Rule 144 of the SEC.

The restrictive legend shall be removed and the Company shall issue to Payee a new certificate therefore free of any transfer legend if the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such common stock may be made without registration under the Securities Exchange Act of 1934 (the “Act”), which opinion shall be accepted by the Company to effect the sale or transfer.

5.7            Consulting Fee or Accrued Amount Payment in S-8 Shares. The Consultant shall have the right, from time to time and at the sole election of the Consultant, to convert all or any part of the Consulting Fee or outstanding Accrued Amount plus interest into fully paid shares of the Company’s pool of S-8 shares as defined by the Act.

5.8            Fringe Benefit Participation. Once the Company implements a fringe benefit package, Consultant shall be offered to participate in the fringe benefit. Consultant shall reimburse the Company the Consultant’s portion of the monthly premium.

5.9            Expenses Reimbursement. Consultant shall receive a reimbursement equivalent to actual expenses including but not limited to travel (airline tickets, hotel accommodations, meals, and car rentals), business development, and any out-of-pocket expense. Upon receipt of an itemized accounting of any expenses incurred by Consultant in connection with performance of his duties on behalf of the Company, Consultant shall be reimbursed within ten (10) business days from receipt of such accounting.

5.10         Performance Bonus Shares. During the Consultant's service with the Company, the Payee shall be eligible to receive a performance bonus established by the Company’s compensation committee or Board.

5.11         Share Option Plan. The Payee shall be able to participate in any of the Company share option scheme as may be set up from time to time by the Company’s compensation committee or Board.

5.12         Vesting Period Due To Mergers and Acquisitions. In the event the Company merges with or is acquired by another company causing a Change of Control, the Payee shall have the right to any vested shares in accordance with the provisions of this Agreement but no later than the expiry date of this Agreement.

5.13         Registration Statement. If at any time, the Company shall file with the SEC a Registration Statement relating to an offering for its own account or the account of others under the Act of any of its equity securities, the Company shall be obligated to include the Payee in such Registration Statement and all the securities underlying this Agreement.

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6. Confidential Information And Company Documents

6.1            Consultant agrees at all times during the term of this Agreement to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the CEO, any Confidential Information of the Company or the Business Unit. Consultant understands that Confidential Information means any of the Company or the Business Unit proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Consultant further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant’s or of others who were under confidentiality obligations as to the item or items involved.

6.2            Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out its work for the Company consistent with the Company's agreement with such third party.

6.3            Upon termination of this Agreement the Consultant shall deliver to the Company all Confidential Information and any copies (however stored) and in relation thereto, and any other property belonging to the Company which is in the Consultant’s possession.

7. Non-Competition

7.1 In further consideration of the compensation to be paid to Payee hereunder, the Payee acknowledges that in the course of providing the Services to the Company Payee has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, the Payee agrees that during the "Non-compete Period", Payee shall not, without prior express written consent of the Board, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, participate in, consult with, render service for, or in any manner participate in any business engaged in any of the businesses or services provided by the Company or its Subsidiaries during the service with the Company or the Non-compete Period (a "Competing Company") or otherwise competing with the businesses of the Business Unit, the Company or its subsidiaries, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. The Payee acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in this shall operate throughout the United States of America. Nothing herein shall prohibit the Payee from being a passive owner of not more than five percent (5%) of the outstanding securities of any company that constitutes a Competing Company, so long as the Payee has no active participation in the business of the Competing Company. The provisions of this agreement exclude the Consultant’s activities for the companies and entities as listed in Appendix-2.

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8. Termination

8.1            This Agreement may be terminated by the Company upon breach by the Consultant of the provisions herein, and for Cause. Cause shall also include:

a)     Any act of omission or commission sufficient at law to result in the termination of this Agreement;

b)     Any act of omission or commission involving fraud, embezzlement, dishonesty, securities law violation, or other gross misconduct which causes material economic damage to the Company or the Business Unit or if such act causes material damage to the business reputation of the Company breach of duty of good faith, moral turpitude, gross negligence or gross misconduct, if the termination is based on a material violation of this Agreement, such termination shall terminate Consultant rights to any and all further compensation, bonus, severance or benefits as set forth in this Agreement, effective the last day of Consultant service with the Company; and

c)     The Company may, subject to applicable law, terminate this Agreement by providing Consultant three (3) months written notice if Consultant incurs a condition that prevents the Consultant from carrying out essential job functions for a period of three (3) months or longer.

8.2            Consultant may tender his resignation prior to the end of the Term by providing three (3) months written notice of his intention to resign. The Payee shall retain all shares, warrants and options which have been distributed as of the date of such resignation and the Payee shall be paid all accrued compensation no later than ten (10) business days from resignation date.

8.3            Should the Company terminate Consultant service for any reason other than set forth in Section 8.1, the Company shall pay Payee a three (3) month termination fee, immediately upon the date set for termination. The Payee shall retain all shares, warrants and options which have been distributed as of the date of such resignation and the Payee shall be paid all accrued compensation no later than ten (10) business days from termination date.

9. Notices

9.1            Any notice required to be given under this Agreement may be given by sending same by first class registered post addressed to the registered office of the Company, or addressed to the last known address of the Consultant. Notice may also be given via facsimile or email. Any notice given pursuant to this clause other than by facsimile, shall be deemed to have been received 120 hours after the time of posting and service thereof shall be sufficiently proved by providing that the notice was duly dispatched through the post in a prepaid envelope addressed as aforesaid.

10. Public Disclosure

10.1         In carrying out his duties, the Consultant shall at all times ensure that all representations and information provided to third parties do not violate the internal disclosure policies of the Company, and comply at all times with the rules and regulations of applicable regulatory authorities, including without limitation the SEC.

11. Indemnity

11.1         The Consultant agrees to indemnify and hold harmless the Company, against all losses, claims and expenses (including reasonable legal expenses) incurred by the Company as a result of the negligence or willful misconduct of the Consultant.

12. Entire Understanding

12.1         This Agreement contains the entire understanding between the parties in connection with the matters contained and supersedes any previous agreements and undertakings relating thereto.

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13. No Waiver

13.1         No waiver, delay of time or other indulgence granted by either party hereto or the other in respect of any breach of this Agreement shall in any way prejudice or affect the rights or remedies of the granting party in relation to such breach.

14. Assignment

14.1         This Agreement may not be assigned by the Consultant.

15. Regulatory Approval

15.1         Certain provisions of this Agreement may be subject to Board of Directors, Shareholder and Regulatory Approval.

16. Applicable Law

16.1         This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

AGREED AND ACCEPTED on behalf of the Company:

_____________________________________________________

Naiel Kanno, President and Director

AGREED AND ACCEPTED.

_____________________________________________________

Richard Bjorklund

AGREED AND ACCEPTED.

_____________________________________________________

Birching Group, LLC

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Appendix 1

Scope of work to be carried out by the Consultant

Consultant will render to the Company and the Business Unit the following Services, as requested:

(a)             Seek roll-up target companies for stock only acquisition by Sanwire

(b)            Meet and discuss terms of roll-up with target company

(c)             Make presentations to target companies, associations and trade groups for Aero and Sanwire

(d)            Seek and discuss company strategies with private placement financial candidates

(e)             Seek and define revenue producing projects for Aero and Sanwire

(f)             Define and structure target projects for Aero and Sanwire

(g)            Seek and establish partnerships, relationships and teaming for projects and business units

(h)            Develop growth and revenue generation plans for company and associates

(i)              Retain consultants to accomplish company plans

(j)              Develop and administer company policy and procedure

(k)            Report to Sanwire on behalf of Aero

Appendix 2

Consultant’s Excluded Entities

1)	Toys for Tots, Tulsa
2)	Event Doctors Management, LLC
3)	AeroNet Foundry, LLC, it subsidiaries, derivatives and DBA’s
4)	Polyoptic Technology, Inc, its subsidiaries, derivatives and DBA’s
5)	International Minority Business Chamber, LLC
6)	Birch Bark Ltd, LLC, its subsidiaries, derivatives and DBA’s
7)	Birching Group, LLC
8)	Birch Ltd, LLC, its subsidiaries, derivatives and DBA’s